ZALDIVA, INC.

331 EAST COMMERCIAL BOULEVARD

FT. LAUDERDALE, FLORIDA  33334

May 25, 2007

Daniel L. Gordon, Branch Chief

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Re:

Zaldiva, Inc., a Florida corporation (the “Company”)

Annual Report on Form 10-KSB-A1 for the fiscal year ended September 30, 2006

Quarterly Report on Form 10-QSB-A1 for the quarterly period ended December 31, 2006

Commission File No. 0-49652

Dear Mr. Gordon:

In connection with the above-referenced filings, the Company hereby acknowledges that:

The Company is responsible for the adequacy and accuracy of the disclosure in the filings;

Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

ZALDIVA, INC.

By /s/ Nicole Leigh van Coller

            Nicole Leigh van Coller, President